Exhibit 99(c)(20)

Mercury Air Group, Inc.
Cash to Buyout Fractional Shares at Various Premiums

	Price As of:
		Previous 10	Previous 20	Previous 30
Date:	Today	Trading Days	Trading Days	Trading Days	1-Month
Price:	$3.41	$3.59	$3.54	$3.61	$3.53

18% Premium:	$4.02	$4.24	$4.18	$4.26	$4.17
20% Premium:	$4.09	$4.31	$4.25	$4.33	$4.24
22% Premium:	$4.16	$4.38	$4.32	$4.40	$4.31
24% Premium:	$4.23	$4.46	$4.39	$4.47	$4.38

Fractional Shares Estimate:	192,613

Cash to Buy Shares
18% Premium:	$775,036	$816,856	$804,697	$819,584	$803,028
20% Premium:	$788,172	$830,701	$818,336	$833,475	$816,639
22% Premium:	$801,309	$844,546	$831,975	$847,366	$830,249
24% Premium:	$814,445	$858,391	$845,613	$861,257	$843,860

Trading History
	Average		Average
	Price		Volume
Previous 10 Trading Days	$3.59		17,650
Previous 30 Trading Days	$3.61		8,860
Previous 60 Trading Days	$3.88		10,127
Previous 90 Trading Days (a)	$3.88		19,658
Previous 120 Trading Days (a)	$3.75		20,742
Previous 150 Trading Days (a)	$4.01		18,096
Previous 180 Trading Days (a)	$4.22		15,910
Previous 52-Weeks (a)	$4.73		12,763
Previous 2 Years (a)	$5.54		8,742

52-Week High	$8.45	(b)	226,300
52-Week Low	$3.08	(c)	0

(a)	Average prices have been adjusted to exclude the Special Dividend.

(b)	Occurred on November 5, 2004, the day the special dividend was paid.

(c)	Occurred on November 8, 2004, the first trading day after the special dividend was paid.